                                                                Exhibit 23.3




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-09853 of Family Bargain Corporation of our report dated April 20, 1995 (May 1, 1995 as to paragraph 4 of Note 6) relating to the financial statements of Capin Mercantile Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the entity's ability to continue as a going concern) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Tucson, Arizona

November 5, 1996